Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 26, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Quantum Corporation's Annual Report on Form 10-K for the year ended March 31, 2021.

/s/ Armanino LLP

Armanino LLP
San Ramon, California

September 29, 2021